As filed with the Securities and Exchange Commission on August 19, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Extra Space Storage Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-1076777
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121

(801) 562-5556

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Kenneth M. Woolley

Chairman and Chief Executive Officer

Extra Space Storage Inc.

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, UT 84121

(801) 562-5556

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Craig M. Garner, Esq.

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

(858) 523-5400

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,601,380	$15.04	$39,124,756	$1,538

(1)

Including an indeterminate number of shares which may be issued by Extra Space Storage Inc. with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)	Based upon the average of the high and low prices of our common stock reported on the New York Stock Exchange on August 12, 2008 pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

PROSPECTUS

2,601,380 Shares

Extra Space Storage Inc.

Common Stock

This prospectus relates to the possible issuance of up to 2,601,380 shares of our common stock in exchange for common and preferred operating partnership units, or OP units, in Extra Space Storage LP, or our operating partnership, upon any redemption by one or more of the limited partners pursuant to their contractual rights, and the possible resale from time to time of some or all of such shares of common stock by the selling stockholders named in this prospectus. We are registering the applicable shares of our common stock to provide the selling stockholders with freely tradable securities. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the holders of OP units will redeem their OP units, that upon any such redemption we will elect, in our sole and absolute discretion, to exchange some or all of the OP units for shares of our common stock rather than cash, or that any shares of our common stock received in exchange for OP units will be sold by the selling stockholders.

We will receive no proceeds from any issuance of the shares of our common stock covered by this prospectus to the selling stockholders or from any sale of such shares by the selling stockholders, but we have agreed to pay certain registration expenses.

Our common stock currently trades on the New York Stock Exchange under the symbol “EXR.”  On August 14, 2008, the last reported sale price of our common stock was $15.18 per share.

You should consider the risks that we have described in “Risk Factors” on page 2 before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2008

References in this prospectus to “Extra Space Storage Inc.,” “Extra Space,” “we,” “our,” “us” and “our company” refer to Extra Space Storage Inc., a Maryland corporation, Extra Space Storage LP, and any of our other subsidiaries. Extra Space Storage LP is a Delaware limited partnership of which we are the indirect general partner and to which we refer in this prospectus as our operating partnership. References to “OP units” include common operating partnership units and preferred operating partnership units.

You should rely only on the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, and this prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus even though this prospectus is delivered or shares are sold pursuant to this prospectus at a later date. Since the date of the prospectus contained in this registration statement, our business, financial condition, results of operations and prospects may have changed.

i

EXTRA SPACE STORAGE

We are a fully integrated, self-administered and self-managed real estate investment trust, or REIT, formed to continue the business commenced in 1977 by our predecessor company to own, operate, manage, acquire and develop self-storage properties. We derive a majority of our revenues from rents received from tenants under existing leases at each of our self-storage properties. Additional revenue is derived from management and franchise fees from our joint venture, franchisee and managed properties.

Our primary assets are the ownership, through two wholly owned subsidiaries, of general partner and limited partner interests in Extra Space Storage LP. As of June 30, 2008, we owned or had ownership interests in 610 operating self-storage properties located in 33 states and Washington, D.C. Of these properties, 263 are wholly owned and consolidated, two are held in joint ventures and consolidated and 345 are held in joint ventures accounted for using the equity method. In addition, we managed 63 properties for franchisees or third parties bringing the total number of properties which we own and/or manage to 673. We receive a management fee equal to approximately 6% of gross revenues to manage the joint venture, third party and franchise sites. As of June 30, 2008, we owned and/or managed approximately 49 million square feet of net rentable space and had greater than 300,000 customers. As of June 30, 2008, our stabilized portfolio (which consisted of 245 wholly owned properties, 334 properties held in joint ventures and 52 managed properties) was on average 86.9% occupied, while our lease-up portfolio (which consisted of 18 wholly owned properties, 13 properties held in joint ventures and 11 managed properties) was on average 56.1% occupied. We consider a property to be in the lease-up stage after it has been issued a certificate of occupancy, but before it has achieved stabilization. We consider a property to be stabilized once it either has achieved an 80% occupancy rate for a full year measured as of January 1 or has been open for three years.

We operate in two distinct segments: (1) property management, acquisition and development and (2) rental operations. Our property management, acquisition and development activities include managing, acquiring, developing and selling self-storage facilities. The rental operations activities include rental operations of self-storage facilities.

Our primary business objectives are to maximize cash flow available for distribution to our stockholders and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. We seek to maximize revenue by responding to changing market conditions through our technology system’s ability to provide real-time, interactive rental rate and discount management. We also pursue the acquisition of single properties and multi-property portfolios that we believe can increase stockholder value. We believe our status as an umbrella partnership real estate investment trust, or UPREIT, enables flexibility when structuring transactions.

We currently have joint venture and wholly owned development properties and will continue to develop new self-storage properties in our core markets. Our development pipeline through 2009 includes 23 projects, the majority of which will be developed by us on a wholly owned basis. We view our management business as a source of future investment opportunities, as we have agreements with third party owners that give us the right of first refusal to purchase the managed property in the event of a potential sale.

Extra Space Storage LP and its subsidiaries conduct substantially all of our operations and hold all of our real estate assets. We, as the sole owner of Extra Space Storage LP’s general partner, have the responsibility and discretion in the management and control of Extra Space Storage LP, and Extra Space Storage LP’s limited partners, in such capacity, have no authority to transact business for, or participate in, Extra Space Storage LP’s management activities.

Our principal corporate offices are located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121, and our telephone number at that location is (801) 562-5556. We maintain a website that contains information about us at www.extraspace.com. The information included on our website is not, and should not be considered, a part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, before exchanging OP units for shares of our common stock or purchasing shares of our common stock from the selling stockholders. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.  Please also refer to the section below entitled “Forward-Looking Statements.”

Risks Related to Exchange of OP Units for Common Stock

The exchange of OP units for our common stock is a taxable transaction.

The exchange of OP units for shares of our common stock will be treated for United States federal income tax purposes as a sale of the OP units by the limited partner making the exchange. A limited partner will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the “amount realized” by the limited partner in the exchange and the limited partner’s adjusted tax basis in the OP units exchanged. Generally, the amount realized by a limited partner on an exchange will be the fair market value of the shares of our common stock received in the exchange, plus the amount of our operating partnership’s liabilities allocable to the OP units being exchanged. The recognition of any loss resulting from an exchange of OP units for shares of our common stock is subject to a number of limitations set forth in the Internal Revenue Code of 1986, as amended, or the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our common stock received upon the exchange. In addition, the ability of a limited partner to sell a substantial number of shares of our common stock in order to raise cash to pay tax liabilities associated with the exchange of our OP units may be restricted and, as a result of stock price fluctuations, the price the holder receives for the shares of our common stock may not equal the value of the OP units at the time of the exchange.

An investment in our common stock is different from an investment in OP units.

If a limited partner exchanges his or her OP units for shares of our common stock, he or she will become one of our stockholders rather than a limited partner in our operating partnership. Although the nature of an investment in our common stock is similar to an investment in OP units, there are also differences between ownership of OP units and ownership of our common stock. These differences include:

•                                form of organization;

•                                management control;

•                                voting and consent rights;

•                                liquidity; and

•                                federal income tax considerations.

See “Exchange of OP units for Common Stock.”

Risks Related to Ownership of Our Common Stock

Market interest rates may have an effect on the value of our common stock.

One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

Our stock price could be volatile and could decline, resulting in a substantial or complete loss on our stockholders’ investment.

The stock markets, including the New York Stock Exchange, or NYSE, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•                                         our operating performance and the performance of other similar companies;

•                                         actual or anticipated differences in our operating results;

•                                         changes in our revenues or earnings estimates or recommendations by securities analysts;

•                                         publication of research reports about us or our industry by securities analysts;

•                                         additions and departures of key personnel;

•                                         strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•                                         the passage of legislation or other regulatory developments that adversely affect us or our industry;

•                                         speculation in the press or investment community;

•                                         actions by institutional stockholders;

•                                         changes in accounting principles;

•                                         terrorist acts; and

•                                         general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuances of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, including upon the redemption of OP units under this prospectus, or the perception that such sales might occur, may cause the market price of our common stock to decline. Any shares of common stock exchanged for OP units or sold pursuant to this prospectus will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a REIT).

The redemption of OP units for common stock, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our long-term stock incentive plan, the conversion or exchange of other convertible or exchangeable securities for common stock, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of OP units, options and shares of our common stock reserved for issuance as restricted stock or upon redemption of OP units or exercise, conversion or exchange of options or other convertible or exchangeable securities may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

In addition, under the rules adopted by the Securities and Exchange Commission in December 2005 regarding registration and offering procedures, if we meet the definition of a “well-known seasoned issuer” under Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we are permitted to file an automatic shelf registration statement that becomes immediately effective upon filing. In August 2008, we filed such an automatic shelf registration statement, which permits us, from time to time, to offer and sell common stock, preferred stock, warrants and other securities to the extent necessary or advisable to meet our liquidity needs. Future sales of our securities may be dilutive to our stockholders and depress the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate herein by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act and Section 21E of the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•                                         changes in general economic conditions and in the markets in which we operate;

•                                         the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                                         potential liability for uninsured losses and environmental contamination;

•                                         difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                                         the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                                         recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                                         delays in the development and construction process, which could adversely affect our profitability; and

•                                         economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors,” including the risks incorporated therein from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as updated by our future filings.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of our OP units named in the section entitled “Selling Stockholders.” We will not receive any proceeds from the issuance of shares of our common stock to such holders or the resale of shares of our common stock from time to time by such holders.

SELLING STOCKHOLDERS

The “selling stockholders” are the people or entities who may receive shares of our common stock registered pursuant to this registration statement upon exchange of OP units. The following table provides the names of the selling stockholders, the maximum number of shares of our common stock issuable to such selling stockholders in the exchange and the aggregate number of shares of our common stock that will be owned by such selling stockholders after the exchange. The number of shares on the following table represents the number of shares of our common stock into which OP units held by the selling stockholders are exchangeable. Since the selling stockholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that the selling stockholders will offer pursuant to this prospectus or that the selling stockholders will own upon completion of the offering to which this prospectus relates.

The selling stockholders named below and their respective pledgees, donees and other successors in interest may from time to time offer the shares of our common stock offered by this prospectus:

	Shares of Common Stock Owned Prior to the	Maximum Number of Shares of Common Stock Issuable in the Exchange and Available for	Shares of Common Stock Owned Following the Exchange(1)(2)		Maximum Number of Shares of Common Stock to be	Shares of Common Stock Owned After Resale(2)(3)
Name	Exchange	Resale	Shares	Percent	Resold	Shares	Percent
H. James Knuppe and Barbara Knuppe(4)(5)	—	2,206,525	2,206,525	2.6%	2,206,525	—	*

1400 Folsom St., LLC(6)	—	212,027	212,027	*	212,027	—	*

Morgan Operating Company L.P.(7)(8)	—	108,980	108,980	*	108,980	—	*

Jesse B. Morgan(7)(9)	—	54,127	54,127	*	54,127	—	*

Casandra Z. Morgan(7)(9)	—	19,721	19,721	*	19,721	—	*

Total		2,601,380			2,601,380

*                 Less than 1%

(1)          Amounts assume that all OP units are exchanged for shares of our common stock. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for OP units of only such selling stockholder. Also assumes that no transactions with respect to our common stock or OP units occur other than the exchange.

(2)          Based on a total of 81,934,549 shares of our common stock outstanding as of June 30, 2008.

(3)          Assumes the selling stockholders sell all of their shares of our common stock offered pursuant to this prospectus. The percentage ownership is determined for each selling stockholder by taking into account the issuance and sale of shares of our common stock issued in exchange for OP units of only such selling stockholder.

(4)          An aggregate of 989,980 preferred OP units were issued to these selling stockholders as part of the total consideration for the purchase of a portfolio of properties located in California and Hawaii in June and September 2007.  Each holder of preferred OP units has the right, subject to the terms and conditions set forth in the partnership agreement or in any separate agreement that provides otherwise, to require our operating partnership to redeem all or a portion of its preferred OP units in exchange for a cash amount equal to, per preferred OP unit, the sum of (1) $115.0 million divided by the total number of preferred OP units outstanding, (2) any unpaid distributions with respect to such preferred OP unit and (3) the average closing price of our common stock on the NYSE for the ten consecutive trading days prior to the date of determination, multiplied by a factor that is adjusted for stock dividends, splits (reverse or otherwise) or subdivisions.  We may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered preferred OP units from the holder in exchange for a number of shares of our common stock equal to the preferred OP unit redemption amount divided by the average closing price of our common stock on the NYSE for the ten consecutive trading days prior to the date of determination.  On June 25, 2007, our operating partnership loaned the holders of the preferred OP units $100.0 million, with an annual interest rate of 4.85% and maturity of September 1, 2017.  The loan is secured by the borrowers’ preferred OP units. If any redemption in excess of 114,500 preferred OP units occurs prior to the maturity date, the holders of the preferred OP units are required to repay the loan as of the date of that preferred OP unit redemption.  The calculation of the number of shares of our common stock set forth in the table assumes that the aggregate preferred OP unit redemption amount to be delivered to the holders of preferred OP units will be reduced by the outstanding $100.0 million loan owed to our operating partnership.  The calculation also assumes that the ten-day average closing price of our common stock on the NYSE is equal to the 52-week trading low (as of June 30, 2008) of our common stock of $12.33.  The average closing price of our common stock on the NYSE for the ten consecutive trading days prior to the date of this prospectus was $14.81.

(5)          H. James Knuppe and Barbara Knuppe are married.

(6)          OP units issued as part of the total consideration for the purchase of a property in San Francisco, California in June 2007.

(7)          OP units issued as part of the total consideration for the purchase of a property in Rockville, Maryland in September 2006.

(8)          Casandra Z. Morgan is the sole general partner of Morgan Operating Company L.P. and has sole voting and investment power over its 108,980 OP units.

(9).       Jesse B. Morgan and Casandra Z. Morgan are married.

PLAN OF DISTRIBUTION

This prospectus relates to:

•                                         the issuance by us of up to 2,601,380 shares of our common stock if, and to the extent that, the selling stockholders tender their OP units for redemption and we elect, in our sole and absolute discretion, to exchange such OP units for common stock in lieu of a cash redemption; and

•                                         the offer and sale from time to time of some or all of those 2,601,380 shares of common stock by the selling stockholders or their donees, pledgees, transferees and other successors in interest.

We are registering the shares of our common stock to provide the holders with freely tradable securities, but the registration of these shares does not necessarily mean that any of these shares will be offered or sold by the holders.

We will not receive any proceeds from the issuance of the shares of our common stock to the selling stockholders or from the sale of such shares by the selling stockholders, but we have agreed to pay the following expenses of the registration of such shares:

•                                         fees and disbursements of counsel and independent public accountants;

•                                         premiums and other costs of policies of insurance against liabilities arising out of the sale of any securities;

•                                         all registration, filing and stock exchange fees;

•                                         fees and expenses for complying with securities or blue sky laws;

•                                         fees and expenses of custodians, transfer agent and registrar; and

•                                         printing expenses, messenger and delivery expenses.

We have no obligation to pay any out-of-pocket expenses of the selling stockholders, transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of our common stock contemplated hereby.

The selling stockholders may from time to time sell the shares of our common stock covered by this prospectus directly to purchasers. Alternatively, the selling stockholders may from time to time offer such shares through dealers or agents, who may receive compensation in the form of commissions from the selling stockholders and from the purchasers of such shares for whom they may act as agent. The selling stockholders and any dealers or agents that participate in the distribution of such shares may be deemed to be “underwriters” within the meaning of the Securities Act and any profit on the sale of our common stock by them and any commissions received by any of these dealers or agents might be deemed to be underwriting commissions under the Securities Act.

In connection with distribution of the shares of our common stock covered by this prospectus:

•                                         the selling stockholders may enter into hedging transactions with broker-dealers;

•                                         the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders;

•                                         the selling stockholders may sell our common stock short and deliver our common stock to close out these short positions;

•                                         the selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of our common stock to the broker-dealers, who may then resell or otherwise transfer our common stock; and

•                                         the selling stockholders may loan or pledge our common stock to a broker-dealer and the broker-dealer may sell our common stock so loaned or upon a default may sell or otherwise transfer the pledged stock.

Persons participating in the distribution of the shares of our common stock offered by this prospectus may engage in transactions that stabilize the price of our common stock. The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock in the market and to the activities of the selling stockholders.

DESCRIPTION OF SECURITIES

This prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of the Maryland General Corporation Law, or MGCL, and our charter and bylaws. Copies of our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 300,000,000 shares of our common stock, $0.01 par value per share, 4,100,000 contingent conversion shares, $0.01 par value per share, or CCSs, and 50,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase the aggregate number of authorized shares of stock or the number of shares of any class or series without stockholder approval. As of June 30, 2008, 81,934,549 shares of our common stock were issued and outstanding, 1,734,958 shares of our CCSs were issued and outstanding and no shares of our preferred stock were issued or outstanding. Under Maryland law, stockholders generally are not liable for our debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, and except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments, our charter provides for a majority percentage in these situations. However, our operating assets may be held by our subsidiaries and these subsidiaries may be able to transfer all of their assets without any vote of our stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, and to establish the number of shares in each class or series, and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.

Contingent Conversion Shares

Unlike shares of our common stock, contingent conversion shares, or CCSs, do not carry any voting rights (except as provided in the next sentence) or entitle the holders to receive distributions from our company. Our charter provides that we will not, without the affirmative vote of the holders of at least two-thirds of the CCSs outstanding at the time, amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCSs.

Upon the achievement of certain performance thresholds described below relating to 14 properties identified at the time of our initial public offering, which we wholly own through various subsidiaries of our operating partnership, all or a portion of the CCSs will be automatically converted into shares of our common stock. Initially, each CCS will be convertible on a one-for-one basis into shares of our common stock, subject to customary anti-dilution adjustments.

Within 30 days after the end of each quarter, beginning with the quarter ended March 31, 2006 and ending with the quarter ending December 31, 2008, we calculate the net operating income from these 14 wholly owned properties over the twelve-month period ending in such quarter. We consider such net operating income to be equal to total revenues less property related expenses from such properties over the measurement period, subject to adjustment to take into account sales of any of these properties that occur on or prior to December 31, 2008. Within 35 days following the end of each quarter referred to above, some or all of the CCSs will be converted so that the total percentage (not to exceed 100%) of CCSs issued in connection with the formation transactions that have been converted to our common stock, will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCSs are not converted through the calculation made in respect of the twelve-month period ending December 31, 2008, all remaining outstanding CCSs will be cancelled and restored to the status of authorized but unissued shares of our common stock.

This provision in our charter is intended to allow a proportionate conversion of the CCSs into shares of our common stock as the net operating income produced by the 14 wholly owned properties identified at the time of our initial public offering grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the twelve-month measurement periods. For the twelve-month period ended June 30, 2008, the net operating income produced by these properties (which were 78.9% occupied as of the end of this period) totaled $8.1 million. As of June 30, 2008, 2,153,885 CCSs had been converted to common stock and, based on our performance, an additional 335,035 CCSs became eligible for conversion. Our board of directors approved the conversion of these CCSs on August 1, 2008, and the shares were issued on August 5, 2008.

Our charter provides that, while any CCSs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of the 14 wholly owned properties. Our charter also requires us to at all times reserve and keep available a sufficient number of shares of our common stock to allow for the full conversion of all CCSs.

Preferred Stock

Our charter provides that we may issue up to 50,000,000 shares of preferred stock. As of June 30, 2008, there were no outstanding shares of preferred stock.

Subject to the limitations prescribed by our charter, our board of directors is authorized to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series.

The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock. Although our board of directors does not have this intention at this present time, it could establish a series of preferred stock that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase the number of authorized shares of stock, to cause us to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our common stock. See “Restrictions on Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

RESTRICTIONS ON TRANSFER

The following is a summary of the general terms and provisions of our charter documents regarding restrictions on transfer of our stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter documents, as amended and supplemented from time to time. Copies of our existing charter documents are filed with the Securities and Exchange Commission and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT, among other purposes. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity (other than a designated investment entity) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). No designated investment entity (as defined in our charter) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares whichever is more restrictive) of our outstanding common stock or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. We refer to these restrictions as the “ownership limits.” In addition, different excepted holder ownership limits apply to the family of Kenneth M. Woolley, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a ‘‘purported record transferee’’ if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

Our charter defines a “designated investment entity” as:

1.                                       an entity that is a pension trust that qualifies for look-through treatment under Section 856(h) of the Code;

2.                                       an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3.                                       an entity that (a) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (b) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act; and (c) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act, so long as such beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7.0% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock, and thereby subject our common stock or capital stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the above-referenced 7.0% ownership limits or 9.8% designated investment ownership limits with respect to a particular stockholder if:

•                                          our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT;

•                                          such stockholder does not own, and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or our board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•                                          such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require an opinion of counsel or an Internal Revenue Service, or IRS, ruling satisfactory to our board of directors with respect to our REIT qualification.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five persons (other than a designated investment entity) could beneficially own or constructively own in the aggregate, more than 49.9% of the our shares then outstanding. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or our capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.

Our charter provisions further prohibit:

•                                          any person from beneficially or constructively owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•                                          any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our capital stock that will, or may, violate any of the foregoing restrictions on transferability and ownership, will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of common stock would result in such shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our capital stock, or any other event would otherwise result in any person violating the ownership limits, or such other limit as established by our board of directors, or in our being “closely held” under Section 856(h) of the Code, or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferees will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent the violation, then our charter provides that the transfer of the shares will be void.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•                                          to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•                                          to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Any beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the stockholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our capital stock on our qualification as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stock or otherwise be in the best interests of our stockholders.

DESCRIPTION OF THE
PARTNERSHIP AGREEMENT OF EXTRA SPACE STORAGE LP

The following is a summary of the material provisions in the partnership agreement of our operating partnership. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General; Management

Our operating partnership was formed on May 5, 2004. As of June 30, 2008, our operating partnership had outstanding 86,025,320 common OP units and 989,980 Series A Participating Redeemable Preferred Units, which we refer to as preferred OP units. Of the common OP units, we held 81,934,549 through two wholly owned Massachusetts business trusts, one of which is the sole general partner of the operating partnership and the other is a limited partner. The remaining 4,090,771 common OP units were held by other limited partners. Pursuant to the partnership agreement, through our ownership of the operating partnership’s sole general partner, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including a merger of the operating partnership or a sale of substantially all of its assets.

Our operating partnership’s limited partners expressly acknowledged that, as the sole owner of the general partner interests through a wholly owned Massachusetts business trust, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. We are under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause the operating partnership to take, or decline to take, any actions.

Management Liability and Indemnification

The general partner and its trustees and officers are not liable to the operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors, and both our operating partnership’s and our officers or employees and other persons as our operating partnership may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to our operating partnership’s operations, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage our company in a manner reasonably believed to be in the best interests of our company. At the same time, our operating partnership’s general partner has fiduciary duties to manage our operating partnership in a manner beneficial to the operating partnership and its limited partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our company.

The partnership agreement expressly limits our liability and that of the general partner by providing that we and our officers and directors and the general partner and its officers and trustees are not liable or accountable in damages to the operating partnership, its limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or our director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, officers and employees and the directors, officers and employees of our operating partnership to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by our operating partnership or the other persons in connection with any actions relating to our operating partnership’s operations, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Distributions

The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash (1) first, to holders of preferred OP units (a) pro rata in proportion to their respective percentage interests, an amount equal to a fixed priority return of 5.0% on a stated amount of $115.0 million, and (b) the distributions that holders of preferred OP units would be entitled to receive if the preferred OP units were treated as part of a single class of units with common OP units and the preferred OP units shared in distribution with the common OP units pursuant to clause (3) below proportionately based on the total aggregate number of outstanding preferred OP units and common OP units, (2) second, with respect to any OP units that are entitled to any preference, other than the preferred OP units, with their respective percentage interests and (3) third, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests). Holders of contingent conversion units, or CCUs, are not entitled to receive distributions.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, (1) net income generally is allocated first to the partners to the extent they have been allocated net loss previously, then to partners holding preferred OP units until such partners have been allocated net income equal to their preferred return, and finally to partners holding common OP units pro rata in accordance with such partners’ percentage interests; and (2) net loss generally is allocated in the reverse order of net income, but only to the extent such allocation of net loss will not cause a partner to have an adjusted capital account deficit or increase any existing adjusted capital account deficit, with any residual net loss being allocated to us as the general partner of our operating partnership. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the operating partnership’s limited partners in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

Redemption Rights

After the first anniversary of becoming a holder of common OP units, each of the limited partners of our operating partnership has the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the common OP units held by the party in exchange for a cash amount equal to the value of its common OP units unless the terms of such common OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provided that they are not entitled to a right of redemption. On or before the close of business on the tenth business day after our operating partnership receives a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered common OP units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each common OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of common OP units. CCUs do not have a right of redemption.

On or after September 1, 2008, each holder of preferred OP units has the right, subject to the terms and conditions set forth in the partnership agreement or in any separate agreement that provides otherwise, to require our operating partnership to redeem all or a portion of its preferred OP units in exchange for a cash amount equal to, per preferred OP unit, the sum of (1) $115.0 million divided by the total number of preferred OP units outstanding, (2) any unpaid distributions with respect to such preferred OP unit and (3) the average closing price of our common stock on the NYSE for the ten consecutive trading days prior to the date of determination, multiplied by a factor that is adjusted for stock dividends, splits (reverse or otherwise) or subdivisions, which sum we refer to as the preferred OP unit redemption amount. We may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered preferred OP units from the tendering party in exchange for the number of shares of our common stock equal to the preferred OP unit redemption amount divided by the average closing price of our common stock on the NYSE for the ten consecutive trading days prior to the date of determination. Pursuant to a separate agreement with the holders of our preferred OP units, a maximum of 116.0 million shares of our common stock may be issued upon redemption of the preferred OP units, after which we will have no further obligations with respect to the redeemed or any other remaining preferred OP units.

Contingent Conversion Units

As of June 30, 2008, our operating partnership had 89,248 CCUs outstanding. CCUs do not carry any voting rights (except as provided in the next sentence), or entitle the holders to receive distributions from our operating partnership. The partnership agreement provides that we may not, without the affirmative vote of at least two-thirds of the CCUs outstanding at the time, amend, alter or repeal the provisions of the partnership agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCUs.

Upon the achievement of certain performance thresholds described below relating to 14 properties identified at the time of the initial public offering which we wholly own through our various subsidiaries, all or a portion of the CCUs will be automatically converted into OP units. Initially, each CCU will be convertible on a one-for-one basis into OP units, subject to customary anti-dilution adjustments.

Within 30 days after the end of each quarter beginning with the quarter ended March 31, 2006 and ending with the quarter ending December 31, 2008, we calculate the net operating income from these 14 wholly owned properties over the twelve-month period ending in such quarter. We consider such net operating income to be equal to total revenues less property related expenses from such properties over the measurement period, subject to adjustment to take into account sales of any of these properties that occur on or prior to December 31, 2008. Within 35 days following each measurement period, we will convert some or all of the CCUs so that the total percentage (not to exceed 100%) of CCUs issued in connection with the formation transactions that have been converted to OP units will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCUs are not converted through the calculation made in respect of the twelve-month period ending December 31, 2008, all remaining outstanding CCUs will be cancelled.

This provision in the partnership agreement is intended to allow a proportionate conversion of the CCUs into OP units as the net operating income produced by the 14 wholly owned properties grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the twelve-month measurement periods. For the twelve-month period ended June 30, 2008, the net operating income produced by these properties (which were 78.9% occupied as of the end of this period) totaled $8.1 million. Our board of directors, at various times, has approved the conversion of CCUs into units pursuant to our charter.  Based on our performance, as of June 30, 2008, 110,798 CCUs had been converted and an additional 18,263 CCUs were eligible for conversion. Our board of directors approved the conversion of these CCUs on August 1, 2008, and the OP units were issued on August 5, 2008.

The partnership agreement provides that, while any CCUs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of the 14 wholly owned properties.

The partnership agreement also requires us to at all times reserve and keep available a sufficient number of OP units to allow for the full conversion of all CCUs.

Transferability of OP Units

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in our operating partnership unless the holders of limited partnership interests entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity. With certain limited exceptions, the limited partners may not transfer their interests, in whole or in part, without the written consent of the general partner, which consent may be withheld in the general partner’s sole discretion.

Issuance of OP Units or Our Stock

We, through our ownership of our operating partnership’s sole general partner, have the ability to cause our operating partnership to issue additional partnership interests in the form of OP units. These additional OP units may include preference terms with provisions and rights that are preferential to those of common OP units. However, so long as the preferred OP units remain issued and outstanding, our operating partnership may not (1) (a) authorize or issue any securities, (b) reclassify any OP units into interests or (c) authorize or issue any debt convertible into or exchangeable for OP units, in each case having any preference as to or on parity with the dividend or redemption rights, liquidation preferences, conversion rights, voting rights or any other rights or privileges of the preferred OP units, or (2) amend or repeal any provision of, or add any provision to the partnership agreement if such actions would alter or change the preferences, rights, privileges or restrictions provided for the benefit of the preferred OP units.

In addition, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock or CCSs, OP units or CCUs, as the case may be, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the partnership agreement, the general partner is the operating partnership’s tax matters partner. Accordingly, through its role as the general partner, it has the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Code on the operating partnership’s behalf.

Term

The term of the operating partnership commenced on May 5, 2004 and will continue until December 31, 2104, unless one of the following events takes place:

•                                          the general partner’s bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•                                          the sale or other disposition of all or substantially all of the general partner’s assets;

•                                          redemption (or acquisition by us) of all OP units and CCUs other than OP units held by the general partner; or

•                                          an election by the general partner in its capacity as the operating partnership’s sole general partner.

Upon the occurrence of any of the foregoing events, and subject to the terms of the partnership agreement, after any appropriate allocation of net income and net loss, distributions to the partners of our operating partnership will be made first to the holders of preferred OP units (and proportionately among those holders) in an amount equal to the preferred OP unit redemption amount for each preferred OP unit, and thereafter to the holders of other OP units. However, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the operating partnership to, or the consolidation or merger or other business combination of the operating partnership with or into, any corporation, trust or other entity (or of any corporation, trust or other entity with or into the operating partnership) will not be deemed to constitute a liquidation, dissolution or winding-up of the operating partnership for these purposes.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Except as may be provided by our board of directors in setting the terms of any class or series of stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum and the director elected to fill the vacancy will serve for the remainder of the full directorship in which the vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors (subject to the rights of our preferred stock and any other class or series of stock to elect directors).

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Pursuant to the statute, our board of directors has by resolution exempted Kenneth M. Woolley, his affiliates and associates and all persons acting in concert with the foregoing, and Spencer F. Kirk, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third, (b) one-third or more but less than a majority, or (c) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand and undertaking to pay expenses to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Other Anti-Takeover Provisions of Maryland Law

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                                          a classified board;

•                                          a two-thirds vote requirement to remove a director;

•                                          a requirement that the number of directors be fixed only by the vote of the directors;

•                                          a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred and until a successor is elected and qualifies; and

•                                          a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal is only allowed for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting.

Amendment to Our Charter and Bylaws

Except for amendments relating to removal of directors (which require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter), the restrictions on ownership and transfer of our stock (which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter) and the terms of our CCSs (which require the affirmative vote of the holders of not less than two-thirds of all CCSs and not less than a majority of all outstanding shares of common stock), our charter may be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of Our Company

The dissolution of our company must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                                          the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                                          the director or officer actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                                          a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                                          a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us to obligate us and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                                          any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•                                          any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Extra Space Storage LP Partnership Agreement—Management Liability and Indemnification.”

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded under the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors to eliminate the rights they provide.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

EXCHANGE OF OP UNITS FOR COMMON STOCK

Terms of the Exchange

The holders of OP units of our operating partnership who hold units which may be redeemed on or after September 1, 2008 for shares of our common stock issued under this prospectus are referred to as the “selling stockholders.” The selling stockholders hold an aggregate of 394,855 common OP units and 989,980 preferred OP units. On or after September 1, 2008, the selling stockholders may require our operating partnership to redeem their OP units for cash by delivering to us, as general partner of our operating partnership, a notice of redemption. Upon receipt of the notice of redemption, we may, in our sole and absolute discretion, subject to the limitations on ownership and transfer of our common stock set forth in our charter, elect to exchange some or all of those OP units for shares of our common stock on a one-for-one basis, subject to adjustment as described in the section entitled “Description of the Partnership Agreement of Extra Space Storage LP — Redemption Rights.”

Once we receive a notice of redemption from a limited partner, we will determine whether to redeem the tendering partner’s OP units for cash or exchange some or all of the tendering partner’s OP units for shares of our common stock. We will promptly notify the tendering partner if we decide to exchange the tendering partner’s OP units for shares of our common stock. Any shares of our common stock that we issue will be duly authorized, validly issued, fully paid and nonassessable shares, free of any pledge, lien, encumbrance or restriction other than those provided in:

•                                         our charter;

•                                         our bylaws;

•                                         the Securities Act;

•                                         relevant state securities or blue sky laws;

•                                         any applicable registration rights agreement with respect to the shares entered into by the tendering partner; and

•                                         applicable rules of the NYSE.

Each tendering partner will continue to own all OP units subject to any redemption or exchange, and be treated as a limited partner with respect to the OP units for all purposes, until the limited partner transfers the OP units to us, is paid for them or receives shares of our common stock in exchange for them. Until that time, the limited partner will have no rights as one of our stockholders with respect to the shares issued under this prospectus.

Conditions to the Exchange

We will issue shares of our common stock in exchange for OP units to a tendering partner if each of the following conditions is satisfied or waived:

•                                         the exchange would not cause the tendering partner or any other person to violate the ownership limit set forth in our charter or any other provision of our charter;

•                                         the exchange is for at least 1,000 OP units, or, if less than 1,000 OP units, all of the OP units held by the tendering partner;

•                                         the redemption is not effected during the period after the record date that we established for a distribution from our operating partnership to its partners and before the record date that we established for a distribution to our common stockholders; and

•                                         the consummation of any redemption or exchange will be subject to the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Comparison of the Rights, Privileges and Preferences of Ownership of OP Units and Common Stock

Generally, the nature of an investment in our common stock is similar in several respects to an investment in OP units of our operating partnership. Holders of our common stock and holders of OP units generally receive the same distributions.

Common stockholders and holders of OP units generally share in the risks and rewards of ownership in our business conducted through our operating partnership. However, there are differences between ownership of OP units and ownership of our common stock, some of which may be material to investors.

The information below highlights a number of the significant differences between our operating partnership and us relating to, among other things, form of organization, management control, voting and consent rights, liquidity and federal income tax considerations. These comparisons are intended to assist limited partners in understanding how their investment changes if they exchange their OP units for shares of our common stock. This discussion is summary in nature and does not constitute a complete discussion of these matters, and holders of OP units should carefully review the rest of this prospectus and the registration statement of which this prospectus is a part, and the documents we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, particularly our charter, our bylaws and the partnership agreement, for additional important information about us.

EXTRA SPACE STORAGE LP	EXTRA SPACE STORAGE INC.

Form of Organization and Assets Owned

Our operating partnership is organized as a Delaware limited partnership.  Substantially all of our assets are held by, and our operations run through, our operating partnership.  Our operating partnership’s purpose is to conduct any business, enterprise or activity permitted by or under the Delaware Revised Uniform Limited Partnership Act, provided, however, that it must conduct its business in a manner that allows us to be classified as a REIT unless we, in our sole discretion, have chosen to cease to qualify as a REIT or have chosen not to attempt to qualify as a REIT for any reason or for reasons whether or not related to the business conducted by our operating partnership.

We are a Maryland corporation. We have elected to be taxed as a REIT under the Code. We intend to maintain our qualification as a REIT. Our primary assets are the ownership, through two wholly owned subsidiaries, of general partner and limited partner interests in our operating partnership. Under our charter, we may engage in any lawful act or activity permitted by the MGCL.

Additional Equity

We, through our ownership of our operating partnership’s sole general partner, have the ability to cause our operating partnership to issue additional partnership interests in the form of OP units. These additional units may include preference terms with provisions and rights that are preferential to those of common OP units. In addition, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received

Our board of directors may cause us to issue, in its discretion, additional shares of common stock or preferred stock provided that such additional shares do not exceed the authorized number of shares of stock stated in our charter. Our charter authorizes our board of directors to increase the aggregate number of authorized shares of our stock and the number of shares of stock of any class or series without stockholder approval. Upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be from the issuance to our operating partnership in exchange for, in the case of common stock or CCSs, OP units or CCUs, as the case may be, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, common OP units, or in the case of an issuance of preferred stock, OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Management Control

We, through our ownership of our operating partnership’s sole general partner, have, subject to certain protective rights of limited partners, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including a merger of the operating partnership or a sale of substantially all of its assets. The limited partners of the operating partnership expressly acknowledged that, through our ownership of the operating partnership’s sole general partner, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. We are under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause the operating partnership to take, or decline to take, any actions.

Under our charter and bylaws:

•                  our business and affairs are managed under the direction of our board of directors, except as conferred on or reserved to the stockholders by statute or by our charter or bylaws;

•                  at each annual meeting of stockholders, our stockholders elect directors for one-year terms, serving until the next annual meeting and until their successors are duly elected and qualify;

•                  if our board of directors determines that it is no longer in our best interests to continue to be qualified as a REIT, the board of directors may revoke or otherwise terminate our REIT election pursuant to Section 856(g) of the Code;

•                  our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter, except that (1) our board of directors may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue without any action by our stockholders, (2) the provision regarding director removal and the corresponding amendment provision may be amended only if approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, (3) the provision regarding CCSs and the corresponding amendment provision may be amended only if approved by the affirmative vote of the holders of not less than two-thirds of all CCSs and not less than a majority of all outstanding shares of common stock and (4) the provisions regarding restriction on transfer and ownership and the related amendment provision may be amended only if approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter; and

•                  our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Duties of Directors

Under Delaware law, our operating partnership’s general partner has fiduciary duties to manage our operating partnership in a manner beneficial to the operating partnership and its limited partners.

The partnership agreement expressly limits our liability and that of the general partner by providing that we and our officers and directors and the general partner and its officers and trustees are not liable or accountable in damages to the operating partnership, its limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or our director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, officers and employees and the directors, officers and employees of our operating partnership to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by our operating partnership or the other persons in connection with any actions relating to our operating partnership’s operations, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Under Maryland law, a director must perform his or her duties in good faith, in a manner that he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with this standard will not be liable to us for monetary damages by reason of being or having been a director.

Anti-Takeover Provisions

We, through our ownership of our operating partnership’s sole general partner, have, subject to certain protective rights of limited partners, full, exclusive and complete responsibility and discretion in the management and control of the operating partnership, including the ability to cause the operating partnership to enter into certain major transactions, including a merger of the operating partnership or a sale of substantially all of its assets.  Accordingly, we may also hinder the ability of our operating partnership to engage in a merger transaction or other business combination.

Certain provisions of our charter and our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest. These provisions include:

•                  authorized stock that our board of directors may issue in its discretion as preferred stock with voting and other rights superior to our common stock;

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in our operating partnership unless the holders of limited partnership interests entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity.

With certain limited exceptions, the limited partners may not transfer their interests, in whole or in part, without the written consent of the general partner, which consent may be withheld in the general partner’s sole discretion. As such, we, through our ownership of our operating partnership’s sole general partner, may prevent a limited partner from transferring its interest in our operating partnership.

•                  a requirement that members of our board of directors may be removed only for cause and then only by the affirmative vote of at least two-thirds of the votes of stockholders entitled to be cast generally in the election of directors;

•                  limitations on the ownership of our stock in order for us to maintain our status as a REIT, among other purposes;

•                  a requirement that nominations of individuals for election to our board of directors and the proposal of business to be considered by our stockholders at an annual meeting of stockholders may be made only:

•             pursuant to our notice of the meeting;

•             by or at the direction of our board of directors; or

•             by any stockholder who was a stockholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the applicable notice procedures.

Likewise, if our board of directors were to rescind the resolution exempting Kenneth M. Woolley, his affiliates and associates and all persons acting in concert with the foregoing, and Spencer F. Kirk, his affiliates and associates and all persons acting in concert with the foregoing, from the business combination provisions of the MGCL (or does not otherwise approve a business combination) or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Voting and Consent Rights

Under the partnership agreement, all management powers over the business and affairs of the operating partnership are exclusively vested in the general partner, and no limited partner shall have any right to participate in or exercise control or management power over the business and affairs of the operating partnership.  However, certain amendments to the partnership agreement, as well as certain termination transactions, require consent from the limited partners, as set forth below.

Our business and affairs are managed under the direction of our board of directors. Stockholders elect the directors to one-year terms at our annual meetings. Maryland law requires that some major corporate transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All holders of our common stock have one vote per share. Our charter permits our board of directors to classify and cause us to issue preferred stock in one or more classes or series, having voting power which may differ from that of our common stock.

The following is a comparison of the voting rights of the limited partners of our operating partnership and our common stockholders as they relate to some major events or transactions:

A. Amendment of the Partnership Agreement or Our Charter and Bylaws

Generally, the partnership agreement may be amended, modified or terminated only if holders of limited partnership interests entitled to vote consent by approval of a majority in interest. However, through our ownership of our operating partnership’s sole general partner, we will have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:

•                  reflect the issuance of additional OP units and to admit additional limited partners in accordance with the terms of the partnership agreement, including changes to distributions and general allocations, in accordance with the terms of the partnership agreement;

•                  add to the obligations of the general partner or surrender any right or power granted to the general partner or any of its affiliates for the benefit of the limited partners;

•                  reflect the admission, substitution or withdrawal of partners or the termination of the operating partnership in accordance with the agreement;

•                  reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect;

•                  cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•                  satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

Other than amendments permitted by Maryland law or our charter to be made without stockholder approval, our charter may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of not less than a majority of all of the votes entitled to be cast on the matter, except that (1) the provision regarding director removal and the corresponding amendment provision may be amended only if approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, (2) the provision regarding CCSs and the corresponding amendment provision may be amended only if approved by the affirmative vote of the holders of not less than two-thirds of all CCSs and not less than a majority of all outstanding shares of common stock and (3) the provisions regarding restriction on transfer and ownership and the related amendment provision may be amended only if approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

•                  reflect such changes as are reasonably necessary for us to maintain or restore our status as a REIT or to satisfy certain requirements related to REITs under the Code and related regulations;

•                  reflect the transfer of all or any part of a partnership interest among the general partner, us and certain of our subsidiaries; and

•                  modify the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement or contemplated by the Code or related regulations).

Notwithstanding the foregoing, amendments that would convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring that partnership interest), modify the limited liability of a limited partner or amend this provision, require the consent of each partner that would be adversely affected. Further, no amendment may alter the restrictions on the general partner’s authority set forth in the partnership agreement without obtaining the consent specified in the partnership agreement.

B. Dissolution of Extra Space Storage LP or Extra Space Storage Inc.

Our operating partnership will dissolve, and its affairs will be wound up, upon the first to occur of any of the following:

•                  the expiration of the term of the operating partnership;

•                  certain insolvency events of the general partner, unless holders of limited partnership interests entitled to vote consent in writing by approval of a majority in interest, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment of a successor general partner in accordance with the partnership agreement;

•                  an election to dissolve the operating partnership made by us, through our ownership of our operating partnership’s sole general partner, in our sole and absolute discretion;

•                  entry of a decree of judicial dissolution of the operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

Under applicable Maryland law and our charter, our dissolution:

•                  must be declared advisable by a majority of our entire board of directors; and

•                  must be approved by stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

•                  the occurrence of a sale or other disposition of all or substantially all of the assets of the operating partnership or a related series of transactions that, taken together, have that result;

•                  the redemption or acquisition by the general partner of all OP units in the operating partnership other than OP units held by the general partner and certain of our subsidiaries; or

•                  the incapacity of the general partner, as defined in the partnership agreement, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the partnership and to the appointment, effective as of a date prior to the date of the incapacity, of a substitute general partner.

C. Vote Required to Merge, Consolidate or Sell Assets

The partnership agreement provides that we, through our ownership of our operating partnership’s sole general partner, subject to the partnership agreement, have full power and authority to effectuate the acquisition, sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the operating partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the operating partnership) or the merger, consolidation, reorganization or other combination of the operating partnership with or into another entity.

Under Maryland law and our charter, the sale of all or substantially all of our assets or our merger or consolidation generally:

•                  must be declared advisable by a majority of our board of directors; and

•                  must be approved by stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Tax Indemnity

The operating partnership has entered into contribution agreements, including with each of the selling stockholders, by which limited partners contributed their direct and indirect interests in certain properties to the operating partnership in exchange for OP units and the operating partnership agreed to indemnify these contributors against adverse tax consequences in the event of the sale or disposition of their contributed property by the operating partnership for a period of up to 12 years, subject to the terms of the relevant contribution agreement, following the closing of the contribution transaction. If any selling stockholder entitled to tax indemnity disposes of its OP units beyond the permitted threshold described in the relevant contribution agreement, that selling stockholder will no longer be indemnified against adverse tax consequences.

Our common stockholders are not entitled to any tax indemnity.

Compensation, Fees and Distributions

Neither we, through our ownership of our operating partnership’s sole general partner, nor the general partner itself, receive any compensation for services as general partner of the operating partnership. As a partner, however, we have a right to allocations and distributions similar to other partners. In addition, the operating partnership is responsible to pay or reimburse our expenses incurred relating to the ownership and operation of the operating partnership and certain other expenses.

Our officers receive compensation for their services.

All outside directors not employed by us receive director’s fees of $40,000 per year. Directors who serve as the chair of our audit committee and our C/N/G committee receive additional annual compensation of $20,000 and $10,000, respectively. Directors who serve on our audit committee and our C/N/G committee receive annual compensation of $7,500 and $5,000, respectively. The lead independent director receives additional annual compensation of $5,000. All non-employee directors also receive an annual grant of shares of restricted stock under our non-employee director plan equivalent in value to $70,000, with the number of shares determined by the closing price of our common stock on the date of our annual meeting for the relevant year.

Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.

Liability of Investors

The limited partners have no liability under the partnership agreement (other than for breach) except with respect to certain withholding taxes or under the Delaware Revised Uniform Limited Partnership Act. Under this act, a limited partner generally is not liable for the obligations of our operating partnership unless the limited partner is also a general partner or, in addition to the exercise of the rights and powers of a limited partner, the limited partner participates in the control of the business.  In addition, a partner’s liability to the operating partnership or the other partners for the debts or liabilities of the operating partnership or the operating partnership’s obligations under the partnership agreement are generally limited to the interest of that partner in the operating partnership.

Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.

Liquidity

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in our operating partnership unless the holders of limited partnership interests entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity. With certain limited

A stockholder is entitled to freely transfer the shares of our common stock received in exchange for OP units, subject to prospectus delivery and other requirements for registered securities and subject to the restrictions on ownership and transfer of shares of our stock contained in our charter. Our common stock is listed on the NYSE. The success of the exceptions, the limited partners may not transfer their interests, in whole or in part, without the written consent of the general partner, which consent may be withheld in the general partner’s sole discretion.

secondary market for shares of our common stock depends, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and other real estate investments and our dividend yield compared to that of other debt and equity securities.

Taxes

The general partner of the operating partnership serves as its tax matters partner.  We, through our ownership of our operating partnership’s sole general partner, have sole and absolute discretion to make tax elections under the Code on behalf of our operating partnership.

Our operating partnership itself is not required to pay federal income taxes. Instead, each holder of units includes its allocable share of partnership taxable income or loss in determining its individual federal income tax liability. Income and loss generally is subject to “passive activity” limitations. Under the “passive activity” rules, partners can generally offset income and loss that is considered “passive” against income and loss from other investments that constitute “passive activities.”

Partnership cash distributions are generally not taxable to a holder of units except to the extent they exceed the holder’s basis in its partnership interest, which will include such holder’s allocable share of the debt of the partnership.

Holders of OP units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which our operating partnership owns property, even if they are not residents of those states.

As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. stockholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations. In addition, these distributions generally will not be eligible for treatment as “qualified dividend income” for individual U.S. stockholders. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a stockholder’s adjusted basis in his, her or its common stock, with the excess taxed as capital gain.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain.

Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain material United States federal income tax consequences relating to our election to be taxed as a REIT and the ownership and disposition of our common stock.  This summary is for general information only and is not tax advice.

This information is based on:

•              the Internal Revenue Code of 1986, as amended, or the Code;

•              current, temporary and proposed Treasury Regulations promulgated under the Code;

•              the legislative history of the Code;

•              current administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•              court decisions;

in each case, as of the date of this prospectus.  In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings.  Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion.  Any such change could apply retroactively to transactions preceding the date of the change.  We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment with respect to matters contained in this discussion, and the statements in this prospectus are not binding on the IRS or any court.  Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.  This summary does not discuss any state, local or foreign tax considerations.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•                                          the exchange of your OP units for our common stock or cash;

•                                          the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences;

•                                          our election to be taxed as a REIT for federal income tax purposes; and

•                                          potential changes in the tax laws.

Tax Consequences of the Exercise of Exchange Rights

If you exercise your right to require the operating partnership to acquire all or part of your OP units, and we elect to acquire some or all of your OP units in exchange for our common stock, the exchange will be a taxable transaction. You generally will recognize gain in an amount equal to the value of our common stock received, plus the amount of liabilities of the operating partnership allocable to your OP units being exchanged, less your tax basis in those OP units. The recognition of any loss is subject to a number of limitations set forth in the Code. The character of any gain or loss as capital or ordinary will depend on the nature of the assets of the operating partnership at the time of the exchange. The tax treatment of any acquisition of your OP units by the operating partnership in exchange for cash may be similar, depending on your circumstances.

Taxation of Our Company

General.    We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004.  We believe that we have been organized and have operated in a manner which has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner.  However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership.  Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.  See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex.  The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders.  This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers.  In addition, this opinion was based upon our factual representations set forth in this prospectus.  Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation.  A C corporation is a corporation that generally is required to pay tax at the corporate level.  Double taxation means taxation once at the corporate-level when income is earned and once again at the stockholder level when the income is distributed.  We will, however, be required to pay federal income tax as follows:

•                                          first, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

•                                          second, we may be required to pay the “alternative minimum tax” on its items of tax preference under some circumstances;

•                                          third, if we have (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income.  Foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property;

•                                          fourth, we will be required to pay a 100% tax on any net income from prohibited transactions.  Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;

•                                          fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test and (b) the amount by which 95% of our gross income (90% for the taxable year ended December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability;

•                                          sixth, if we fail to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test;

•                                          seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure;

•                                          eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods;

•                                          ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset.  The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation; and

•                                          tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.”  See “—Penalty Tax.”  In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a “taxable REIT subsidiary” of ours.  Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.  In addition, other countries may impose taxes on our property or operations within their jurisdictions.  To the extent possible, we will structure our activities to minimize our foreign tax liability.  However, there can be no complete assurance that we will be able to eliminate our foreign tax liability or reduce it to a specified level.  Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from any foreign tax credits arising from the payment of those taxes.

Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

(1)                                  that is managed by one or more trustees or directors;

(2)                                  that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)                                  that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)                                  that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)                                  that is beneficially owned by 100 or more persons;

(6)                                  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

(7)                                  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.  For purposes of condition (6), the term “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods.  In addition, our charter provides for restrictions regarding ownership and transfer of our shares which are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above.  These stock ownership and transfer restrictions are described in “Restrictions on Transfer.”  These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.  If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate.  If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.  See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year.  We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.     In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below.  Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity.  The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests.  Thus, our pro rata share of the assets and items of income of our operating partnership including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.  A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and most of the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT.  We are a limited partner or non-managing member in some of our partnerships and limited liability companies.  If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity.  In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis.  In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We own certain wholly owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code.  A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock, and if we do not elect with the subsidiary to treat the corporation as a “taxable REIT subsidiary,” as described below.  A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code (including all REIT qualification tests).  Thus, in applying the federal tax requirements described in this discussion, any corporations in which we own a 100% interest (other than any taxable REIT subsidiaries) are ignored, and all assets, liabilities and items of income, deduction and credit of such corporations are treated as our assets, liabilities and items of income, deduction and credit.  A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary does not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”  This treatment also applies to other subsidiaries of a REIT that are treated as corporations for federal income tax purposes, such as the business trusts we own.

Ownership of Interests in Taxable REIT Subsidiaries.    A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary.  A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation.  Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT.  A taxable REIT subsidiary is subject to income tax as a regular C corporation.  In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied.  A REIT’s ownership of securities of taxable REIT subsidiaries will not be subject to the 10% or 5% asset test described below, and their operations will be subject to the provisions described above.  See “—Asset Tests.”  We currently hold an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future.

Income Tests.    We must satisfy two gross income requirements annually to maintain our qualification as a REIT.  First, in each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions entered into after July 30, 2008, and certain foreign currency gains recognized after July 30, 2008, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or certain types of temporary investments.  Second, in each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains recognized after July 30, 2008, from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.  For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person.  However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•                                          The amount of rent must not be based in any way on the income or profits of any person.  However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•                                          We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant.  Rents received from such a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space.  Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease.  Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.”  For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•                                          Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease.  If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•                                          We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below.  We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.  Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas.  In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”  Any amounts we receives from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above.  However, we may intentionally fail to satisfy some of these conditions to the extent the failure will not, based on the advice of our tax counsel, jeopardize our tax status as a REIT.  In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants.  Accordingly, there can be no assurance that the IRS will not disagree with our determination of values.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 95% gross income test to the extent such a hedging transaction is entered into on or after January 1, 2005, and will not constitute gross income and thus will be exempt from the 75% gross income test to the extent such hedging transaction is entered into after July 30, 2008. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into prior to January 1, 2005 will be qualifying income for purposes of the 95% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have made an investment in certain entities located in Mexico and in the future expect to invest in additional entities or properties located in Mexico.  In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise.  These acquisitions could cause us to incur foreign currency gains or losses.  Prior to July 30, 2008, the characterization of any such foreign currency gains for purposes of the REIT gross income tests was unclear, though the IRS had indicated that REITs may apply the principles of proposed Treasury Regulations to determine whether such foreign currency gain constitutes qualifying income under the REIT income tests. As a result, we anticipated that any foreign currency gain we recognized relating to rents we receive from any property located in Mexico were qualifying income for purposes of the 75% and 95% gross income tests. Any foreign currency gains recognized after July 30, 2008, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be exempt from these tests.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership.  Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests.  While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code.  Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•                                          following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•                                          our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause.  If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT.  As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income.  We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income.   Any gain that we realize (including any net foreign currency gain recognized after July 30, 2008) on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through our subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax.  This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT.  Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with its investment objectives.  Except as provided below, we do not intend to permit our operating partnership to enter into any sales that are prohibited transactions.  However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions.  We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.  We are an indirect partner or member in certain partnerships or limited liability companies which sell locks, boxes and packing materials to tenants.  We report our allocable share of the income from these activities as prohibited transaction income.

Penalty Tax.    Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax.  In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations.  Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time our taxable REIT subsidiaries may provide services to our tenants.  We intend to set any fees paid to our taxable REIT subsidiaries for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above.  These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes.  If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests.    At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets.  First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.  For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities, other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, and our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor.  Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT.  In addition, commencing with the taxable year beginning January 1, 2005, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

Fourth, not more than 20% (25% for taxable years beginning on or after January 1, 2009) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Our operating partnership owns, directly and indirectly, the stock of certain corporations, including Extra Space Management, Inc., that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our indirect ownership of such company’s stock.  We may acquire securities in additional taxable REIT subsidiaries in the future.  We believe that the value of our taxable REIT subsidiaries has not exceeded, and believe that in the future it will not exceed, 20% (or 25% for taxable years beginning on or after January 1, 2009) of the aggregate value of our gross assets.  No independent appraisals have been obtained to support these conclusions.  In addition, there can be no assurance that the IRS will not disagree with our determination of values.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership).  For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights.  After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for taxable years beginning on or after January 1, 2009, a change caused by changes in the foreign currency exchange rate used to value foreign assets).  If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.  We believe that we have maintained and intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests.  If we failed to cure any noncompliance with the asset tests within the 30 day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30 day cure period.  Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (1) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (2) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued.  For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (1) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, and (2) disclosing certain information to the IRS.  In such case, we will be required to pay a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

Although we believe that we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary).  If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

 Annual Distribution Requirements.    To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•                                          90% of our “REIT taxable income”; and

•                                          90% of our after tax net income, if any, from foreclosure property; minus

•                                          the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain.  In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, if we dispose of any asset we acquired from a corporation which is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the ten-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (1) the fair market value of the asset, over (2) our adjusted basis in the asset, in each case, on the date we acquired the asset.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate.  At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year.  These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid.  This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.  The amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than according to our dividend rights as a class.  To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates.  We believe we have made, and intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations.  In this regard, the partnership agreement of our operating partnership authorizes ESS Holding Business Trust I, our wholly owned subsidiary and general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income.  Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above.  However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income.  If these timing differences occur, we may be required to borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends.  However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods.  Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the distribution requirements and excise tax described above, distributions declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges.    our operating partnership may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes.  The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure To Qualify

Specified cure provisions are available to us in the event that we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT.  Except with respect to violations of the REIT income tests and assets tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status.  If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates.  Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders.  As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders.  In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits.  In this event, corporate distributees may be eligible for the dividends-received deduction.  Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification.  It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General.    All of our investments are held indirectly through our operating partnership.  In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships or disregarded entities for federal income tax purposes.  In general, entities that are classified as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax.  Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company.  We will include in our income our share of these partnership and limited liability company items for purposes of the various REIT income tests and in the computation of our REIT taxable income.  Moreover, for purposes of the REIT asset tests, we will include our pro rata share of assets held by our operating partnership, including our share of its subsidiary partnerships and limited liability companies, based on our capital interests.  See “—Taxation of Our Company—Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.”

Entity Classification.    Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as a partnership (or disregarded entity), as opposed to an association or publicly traded partnership taxable as a corporation for federal income tax purposes.  If our operating partnership or a subsidiary partnership or limited liability company were taxable as a corporation, it would be required to pay an entity-level tax on its income.  In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests.  See “—Taxation of Our Company—Asset Tests” and “—Income Tests.”  This, in turn, could prevent us from qualifying as a REIT.  See “—

Failure to Qualify” for a discussion of the effect of our failure to meet these tests.  In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event.  If so, we might incur a tax liability without any related cash distributions.  We believe our operating partnership and each of our other partnerships and limited liability companies will be classified as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction.    The partnership agreement for our operating partnership provides for the allocation of income and loss among its partners.  If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership.  This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.  Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties.    Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution.  The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time.  These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions.  The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.  As a result, the carryover basis of contributed interests in the properties in the hands of our operating partnership (1) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market values at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership.  An allocation described in (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements.  See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Taxation of Holders of Our Common Stock

The following summary describes the principal United States federal income tax consequences relating to the ownership and disposition of our common stock.  This summary deals only with our common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code).  Your tax treatment will vary depending upon your particular situation, and this discussion does not address all the tax consequences that may be relevant to you in light of your particular circumstances.  If you are considering exercising your exchange rights, you should consult your tax advisor concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the exchange and acquisition, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.

This summary does not consider all of the rules which may affect the United States tax treatment of your investment in our common stock in light of your particular circumstances.  For example, except to the extent discussed under the headings “Taxation of Holders of Our Common Stock—Taxation of Tax-Exempt Stockholders” and “—Taxation of Non-United States Holders,” special rules not discussed here may apply to you if you are:

•                                          a broker-dealer or a dealer in securities or currencies;

•                                          an S corporation;

•                                          a bank, thrift or other financial institution;

•                                          a regulated investment company or a REIT;

•                                          an insurance company;

•                                          a tax-exempt organization;

•                                          subject to the alternative minimum tax provisions of the Code;

•                                          holding our common stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•                                          holding our common stock through a partnership or other pass-through entity;

•                                          a non-United States corporation or partnership, or a person who is not a resident or citizen of the United States;

•                                          a partnership or a limited liability company or other entity taxable as a partnership for United States federal income tax purposes;

•                                          a United States person whose “functional currency” is not the United States dollar; or

•                                          a United States expatriate.

United States Holders

If you are a “United States holder,” as defined below, this section applies to you.  Otherwise, the next section, “Non-United States Holders,” applies to you.

Definition of United States Holder.    A “United States holder” is a beneficial holder of our common stock who is:

•                                          a citizen or resident of the United States;

•                                          a corporation or partnership, including a limited liability company (or other entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

•                                          an estate, the income of which is subject to United States federal income tax regardless of its source; or

•                                          a trust, if a court within the United States can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “Non-United States holder” is a beneficial holder that is not a “United States holder” for United States federal income tax purposes.

Taxation of Taxable United States Holders Generally

Distributions Generally.   Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, and certain amounts that have previously been subject to corporate level tax, discussed below, will be taxable to taxable United States holders as ordinary income and not at the reduced rates otherwise currently applicable to “qualified dividend income,” as described below.  See “—Tax Rates” below.  As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of United States holders that are corporations.  For purposes of determining whether distributions to holders of our capital stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock (if and when issued) and then to our outstanding common stock.

To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to a United States holder.  This treatment will reduce the United States holder’s adjusted tax basis in its shares of our common stock by the amount of the distribution, but not below zero.  Distributions in excess of our current and accumulated earnings and profits and in excess of a United States holder’s adjusted tax basis in its shares will be taxable as capital gain.  Such gain will be taxable as long-term capital gain if the shares have been held for more than one year.  Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year.  United States holders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Dividends.    Dividends that we properly designate as capital gain dividends will be taxable to our taxable United States holders as a gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year.  If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our stock for the year to the holders of our common stock and preferred stock (if and when issued) in proportion to the amount that our total dividends, as determined for United States federal income tax purposes, paid or made available to the holders of such stock for the year bears to the total dividends, as determined for United States federal income tax purposes, paid or made available to holders of all classes of our stock for the year.

Retention of Net Capital Gains.    We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains.  If we make this election, we would pay tax on our retained net capital gains.  In addition, to the extent we so elect, a United States holder generally would:

•                                          include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•                                          be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the United States holder’s long-term capital gains;

•                                          receive a credit or refund for the amount of tax deemed paid by it;

•                                          increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•                                          in the case of a United States holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the Secretary of the Treasury.

Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a United States holder of our shares will not be treated as passive activity income.  As a result, United States holders generally will not be able to apply any “passive losses” against this income or gain.  A United States holder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount.  Other distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock.   If a United States holder sells or disposes of shares of our common stock to a person other than us, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes.  This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held the stock for more than one year.  If, however, a United States holder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the United States holder received distributions from us which were required to be treated as long-term capital gains.

Information  Reporting and Backup Withholding

We report to our United States holders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld.  Under the backup withholding rules, a United States holder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.  A United States holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS.  Backup withholding is not an additional tax.  Any amount paid as backup withholding will be creditable against the United States holder’s federal income tax liability.  In addition, we may be required to withhold a portion of capital gain dividends to any United States holders who fail to certify their non-foreign status.  See “—Taxation of Non-United States Stockholders.”

Tax Rates

The maximum tax rate for non-corporate taxpayers for (1) capital gains, including certain “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” has generally been reduced to 15%.  In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if it distributed taxable income that it retained and paid tax on in the prior taxable year).  The currently applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert to the provisions of prior law effective for taxable years beginning after December 31, 2010, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.  United States holders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.

Taxation of Tax-Exempt Stockholders

Dividend income from us and gain arising upon a sale of our common stock generally will not be unrelated business taxable income to a tax-exempt stockholder, except as described below.  This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt-financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder.  Generally, “debt-financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our common stock will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock.  These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT.  A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.”  As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to our stockholders.  However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-United States Holders

The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-United States holders.  These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules.  Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address any state, local or foreign tax consequences that may be relevant to a non-United States holder in light of its particular circumstances.  We urge non-United States holders to consult their tax advisors to determine the impact of federal, state, local and foreign income tax laws on the acquisition, ownership, and disposition of shares of our common stock, including any reporting requirements.

Distributions Generally.  Distributions that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-United States holder of a United States trade or business.  Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT.  Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption.  Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to United States holders are subject to tax, and are generally not subject to withholding.  Any such dividends received by a non-United States holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold United States income tax at the rate of 30% on any distributions made to a non-United States holder unless:

•                                          a lower treaty rate applies and the non-United States holder files an IRS Form W-8BEN with us evidencing eligibility for that reduced treaty rate; or

•                                          the non-United States holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-United States holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-United States holder to the extent that such distributions do not exceed the non-United States holder’s adjusted basis in our common stock, but rather will reduce the adjusted basis of such stock.  To the extent that these distributions exceed a non-United States holder’s adjusted basis in our common stock, they will give rise to gain from the sale or exchange of such stock.  The tax treatment of this gain is described below.

For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits.  However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.  Distributions to a non-United States holder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1)                                  the investment in our common stock is treated as effectively connected with the non-United States holder’s United States trade or business, in which case the non-United States holder will be subject to the same treatment as United States holders with respect to such gain, except that a non-United States holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2)                                  the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Pursuant to FIRPTA, distributions to a non-United States holder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-United States holder to be treated as recognizing such gain as income effectively connected with a United States trade or business.  Non-United States holders would generally be taxed at the same rates applicable to United States holders, subject to any applicable alternative minimum tax.  We also will be required to withhold and to remit to the IRS 35% (or 15% to the extent provided in Treasury Regulations) of any distribution to a non-United States holder that is designated as a capital gain dividend, or, if greater, 35% (or 15% to the extent provided in Treasury Regulations) of a distribution to the non-United States holder that could have been designated as a capital gain dividend.  The amount withheld is creditable against the non-United States holder’s United States federal income tax liability.  However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution.  Instead, such distributions generally will be treated in the same manner as ordinary dividend distributions.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by United States holders generally should be treated with respect to non-United States holders in the same manner as actual distributions by us of capital gain dividends.  Under this approach, a non-United States holder would be able to offset as a credit against its United States federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us exceeds its actual United States federal income tax liability.

Sale of Our Common Stock.  Gain recognized by a non-United States holder upon the sale or exchange of our common stock generally will not be subject to United States taxation unless such stock constitutes a United States real property interest within the meaning of FIRPTA.  Our common stock will not constitute a United States real property interest so long as we are a “domestically-controlled qualified investment entity.”  A domestically-controlled qualified investment entity includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-United States holders.  We believe, but cannot guarantee, that we have been a domestically-controlled qualified investment entity.  In addition, because our common stock is publicly traded, no assurance can be given that we will continue to be a domestically-controlled qualified investment entity.

Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-United States holder if either (1) the investment in our common stock is treated as effectively connected with the non-United States holder’s United States trade or business or (2) the non-United States holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.  In addition, in general, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-United States holder may be treated as having gain from the sale or exchange of United States real property interest if the non-United States holder (or certain of its affiliate or related parties) (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a United States real property interest and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of our common stock during the 61-day period beginning with the first day of the 30-day period described in clause (1).  Non-United States holders should contact their tax advisors regarding the tax consequences of any sale, exchange, or other taxable disposition of our common stock.

Even if we do not qualify as a “domestically-controlled qualified investment entity” at the time a non-United States holder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if:

(1)                                 our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the New York Stock Exchange; and

(2)                                 such non-United States holder owned, actually and constructively, 5% or less of our common stock throughout the five-year period ending on the date of such sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-United States holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable United States holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).  In addition, if the sale or exchange of our common stock were subject to taxation under FIRPTA, and if shares of such common stock were not “regularly traded” on an established securities market, the purchaser of such stock would be required to withhold and remit to the IRS 10% of the purchase price.

Information Reporting and Backup Withholding.  Generally, we must report annually to the IRS the amount of dividends paid to a non-United States holder, such holder’s name and address, and the amount of tax withheld, if any.  A similar report is sent to the non-United States holder.  Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.

Payments of dividends or of proceeds from the disposition of stock made to a non-United States holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8.  Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a non-United States holder is a United States person.

Backup withholding is not an additional tax.  Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld.  If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.

Other Tax Consequences

State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction.  You should consult your tax advisors regarding the effect of state, local and foreign tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, San Diego, California and Los Angeles, California. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law.

EXPERTS

The consolidated financial statements of Extra Space Storage Inc. appearing in Extra Space Storage Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Extra Space Storage Inc.’s internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission’s website at www.sec.gov.  You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at www.extraspace.com. The information included on our website is not, and should not be considered, a part of this prospectus.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act with respect to the securities registered hereby. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement, of which this prospectus forms a part, is also available to you on the Securities and Exchange Commission’s website at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the Securities and Exchange Commission that also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

Document	Period
Annual Report on Form 10-K (File No. 001-32269)	Year ended December 31, 2007
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended March 31, 2008
Quarterly Report on Form 10-Q (File No. 001-32269)	Quarter ended June 30, 2008

Document	Filed
Current Report on Form 8-K (File No. 001-32269)	May 19, 2008
Current Report on Form 8-K (File No. 001-32269)	March 14, 2008
Registration Statement on Form 8-A (File No. 001-32269)	August 4, 2004

All documents that we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of any securities made under this prospectus will also be considered to be incorporated by reference.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, UT 84121, Attn: Investor Relations, telephone: (801) 562-5556.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee	$1,538
Printing and Engraving Expenses	$10,000
Legal Fees and Expenses (other than Blue Sky)	$75,000
Accounting Fees and Expenses	$25,000
Miscellaneous	$38,462
Total	$150,000

We will pay all of the costs identified above.

Item 15.  Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes our company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of our company and at the request of us, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise. Our bylaws require our company, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at the request of us, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of the corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our charter and bylaws also permit us with the approval of the board of directors to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The MGCL requires a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case, a court orders indemnification and then only for expenses. In addition, the MGCL requires us, as a condition to advancing expenses, to obtain (x) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (y) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require, among other matters, that we indemnify our executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under our directors’ and officers’ liability insurance. Although indemnification agreements offer substantially the same scope of coverage afforded the bylaws, they provide greater assurance to directors and executive officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the board of directors to eliminate the rights they provide.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

The following exhibits are filed as part of, or incorporated by reference into, this registration statement on Form S-3:

Exhibit
3.1	Articles of Amendment and Restatement of Extra Space Storage Inc.(1)
3.2	Articles of Amendment dated September 28, 2007.(2)
3.3	Bylaws of Extra Space Storage Inc.(1)
3.4	Second Amended and Restated Agreement of Limited Partnership of Extra Space Storage LP.(3)
4.1	Form of Certificate for Common Stock of Extra Space Storage Inc. (1)
5.1	Opinion of Venable LLP.(4)
8.1	Opinion of Latham & Watkins LLP with respect to tax matters.(4)
23.1	Consent of Venable LLP (included in Exhibit 5.1).(4)
23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).(4)
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm.(4)
24.1	Power of Attorney (included on Signature Page).(4)

(1)       Incorporated herein by reference from our Registration Statement on Form S-11 (File No. 333-115436 dated August 11, 2004).

(2)       Incorporated herein by reference from our Current Report on Form 8-K filed on October 3, 2007.

(3)       Incorporated herein by reference from our Current Report on Form 8-K filed on June 26, 2007.

(4)       Filed herewith.

Item 17.  Undertakings.

(a)                                The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)                                To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)                                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                   each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)                                each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)                                That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                              Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                       Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 19th day of August, 2008.

EXTRA SPACE STORAGE INC.

By:	/s/ Kenneth M. Woolley
Kenneth M. Woolley
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth M. Woolley, Kent W. Christensen and Charles L. Allen, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth M. Woolley	Chairman of the Board and	August 19, 2008
Kenneth M. Woolley	Chief Executive Officer
(Principal Executive Officer)

/s/ Kent W. Christensen	Executive Vice President and	August 19, 2008
Kent W. Christensen	Chief Financial Officer
(Principal Financial Officer)

/s/ P. Scott Stubbs	Senior Vice President Finance	August 19, 2008
P. Scott Stubbs	and Accounting
(Principal Accounting Officer)

/s/ Spencer F. Kirk	President and Director	August 19, 2008
Spencer F. Kirk

/s/ Anthony Fanticola	Director	August 19, 2008
Anthony Fanticola

/s/ Hugh W. Horne	Director	August 19, 2008
Hugh W. Horne

/s/ Joseph D. Margolis	Director	August 19, 2008
Joseph D. Margolis

/s/ Roger B. Porter	Director	August 19, 2008
Roger B. Porter

/s/ K. Fred Skousen	Director	August 19, 2008
K. Fred Skousen

EXHIBIT INDEX

Exhibit
3.1	Articles of Amendment and Restatement of Extra Space Storage Inc.(1)
3.2	Articles of Amendment dated September 28, 2007.(2)
3.3	Bylaws of Extra Space Storage Inc.(1)
3.4	Second Amended and Restated Agreement of Limited Partnership of Extra Space Storage LP.(3)
4.1	Form of Certificate for Common Stock of Extra Space Storage Inc. (1)
5.1	Opinion of Venable LLP.(4)
8.1	Opinion of Latham & Watkins LLP with respect to tax matters.(4)
23.1	Consent of Venable LLP (included in Exhibit 5.1).(4)
23.2	Consent of Latham & Watkins LLP (included in Exhibit 8.1).(4)
23.3	Consent of Ernst & Young LLP, independent registered public accounting firm.(4)
24.1	Power of Attorney (included on Signature Page).(4)

(1)       Incorporated herein by reference from our Registration Statement on Form S-11 (File No. 333-115436 dated August 11, 2004).

(2)       Incorporated herein by reference from our Current Report on Form 8-K filed on October 3, 2007.

(3)       Incorporated herein by reference from our Current Report on Form 8-K filed on June 26, 2007.

(4)       Filed herewith.